4

Exhibit e (15) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit R

to the

Distributor's Contract

Federated Insurance Series

Federated Prime Money Fund II

Primary Shares

In consideration of the mutual covenants set forth in the Distributor's Contract dated December 1, 1993 between Federated Insurance Series (formerly, Insurance Management Series) and Federated Securities Corp., Federated Insurance Series (formerly, Insurance Management Series) executes and delivers this Exhibit on behalf class of shares of the Fund first set forth in this Exhibit.

Witness the due execution hereof this 1st day of September, 2015.

Federated Insurance Series

By: /s/ J. Christopher Donahue

Name:. J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By:/s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President